Exhibit 10.1

May 4, 2006

David	Blumberg

[Address]

Dear David,

This letter confirms our offer of a full-time exempt position as Executive Vice President of Fulfillment Services and Vice President of Life Sciences with I-many, Inc., based in our Edison, NJ office. You will report to I-many’s President and CEO (currently John Rade on an interim basis) and be responsible for all operations, including profit and loss, in I-many’s Professional Services, Maintenance and Support, Sustaining Engineering and Custom Engineering groups and all shared services involving the hosting and deployment of our products for use internally and externally. You will also be responsible for determining strategy, managing product marketing, and going to market in I-many’s Life Sciences sector. You will be a member of the Executive Management Team of the Company and considered an officer of the Company for SEC reporting purposes.

Your annualized base salary will be $200,000, paid bi-weekly. An annual variable compensation plan will potentially give you an additional $200,000 (annualized in the first year) in cash compensation. Details of this bonus plan will be provided under separate cover.

You will receive an option to purchase 500,000 shares of I-many, Inc. common stock, pursuant to I-many’s 2001 or 2003 Stock Incentive Plan, subject to Board of Directors approval. The exercise price of the option will be the closing market price of I-many’s common stock on the date of Board approval, which is expected to be your first day of employment. Of the total, 250,000 shares will vest on a four-year, calendar-based schedule. The remaining 250,000 will vest on your fifth anniversary of employment, subject to accelerated vesting upon achievement of individual and company performance milestones to be determined.

You will be eligible to receive benefits that include but are not limited to health and dental insurance, short and long term disability insurance, and participation in the company’s 401(k) plan, which currently has a matching company contribution.

As to home office expenses, I-many will reimburse you for monthly charges for a cell phone for company use and will provide you with a Blackberry. One telephone line for both voice and facsimile transmission is suggested, and monthly charges will be reimbursed. A home Internet connection will be reimbursed up to $50 monthly.

You will be eligible for a car allowance of $6,000 per year, payable bi-weekly.

Upon completion of six months of service, the Company will enter into a severance agreement with you (in the same form recently used with our general counsel and filed with the SEC on Form 8-K) providing that, if the Company terminates your employment for any reason other than for “cause” (defined below), then you will receive severance compensation equal to six months of your base salary at the time of termination, payable in the Company’s normal bi-weekly payroll cycles, provided that you sign a release of claims against the Company. “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Company that you refused to perform your assigned duties, consistent with Company policies, (b) your material dishonesty, (c) a good faith finding by the Company that you have engaged in gross negligence or gross misconduct in a manner that materially interferes with your job performance, or (d) your conviction, or your entry of a pleading of guilty or nolo contendre, for any crime involving moral turpitude or any felony.

In addition, if the Company is consolidated with or merged into another entity (other than a consolidation or merger in which the stockholders of the Company immediately prior to the consolidation or merger own a majority of the issued and outstanding shares of stock of the survivor corporation, or of an entity owning the survivor corporation, immediately after the consolidation or merger); or if the business of the Company is acquired by another entity in an acquisition of all or substantially all of the Company’s assets; or an entity acquiring in a transaction or series of related transactions in a three month period from the then-existing stockholders, more than 50 % of the Company’s issued and outstanding shares of capital stock (each a “Company Sale”); then fifty percent (50%) of your unvested stock options on the date of the Company Sale shall become exercisable in full immediately prior to the closing of such Company Sale.

No provision of this offer should be construed as a guaranty of continued employment, and all employees are employed at will. Any contrary agreement must be in writing and must be signed by the President of I-many, Inc. Moreover, this letter does not create any such contrary agreement.

This offer of employment is contingent upon certain conditions being fulfilled including your agreement to and execution of I-many, Inc.’s standard Nondisclosure, Developments and Noncompete Agreement, included with this letter. You must sign this Agreement prior to beginning your employment with us. In addition, this offer is contingent on I-many receiving satisfactory references.

Finally, by signing this letter, you are representing to I-many, Inc. that you are not subject to any agreement that precludes you from accepting this offer. We are looking forward to having you join our team and believe you will find the experience a rewarding one. Welcome!

Sincerely,

/S/ STEPHEN VAN HOUTEN
Stephen Van Houten
Director of Human Resources

Accepted by:

/S/ DAVID BLUMBERG
David Blumberg